Exhibit 99.1

METAOPTICS LTD

(Company Registration No.: 419911)

(Incorporated in the Cayman Islands on 21 March 2025)

(the “Company”)

AUDIT AND RISK MANAGEMENT COMMITTEE – TERMS OF REFERENCE

1.	OBJECTIVES

The objectives of the Audit and Risk Management Committee (“ARMC”) are, amongst others:

1.1	to review the significant financial reporting issues and judgements so as to ensure the integrity of the financial statements of the Company and any announcements relating to the Company’s financial performance;

1.2	to review the adequacy and effectiveness of the Company’s internal controls and risk management systems;

1.3	to review the adequacy, effectiveness, independence, scope and results of the external audit and the Company’s internal audit function;

1.4	to make recommendations to the Board of Directors (the “Board”) regarding the appointment, removal, remuneration and terms of engagement of the external auditors;

1.5	to establish and review, on an ongoing basis, the whistleblowing policies, processes and reporting procedures of the Company;

1.6	to monitor the Company’s compliance with legal, regulatory and company policies; and

1.7	to deal with matters relating to interested person transactions (if any) falling within the scope of Chapter 9 of the Listing Manual Section B: Rules of Catalist of the Singapore Exchange Securities Trading Limited (“Catalist Rules”), as well as related party transactions falling within the scope of The Nasdaq Stock Market LLC Rules (“Nasdaq Rules”) or otherwise.

2.	AUTHORITY

The Board authorises the ARMC to:

2.1	assist the Board to fulfill its roles and responsibilities in accordance with its Terms of Reference as set out herein;

2.2	obtain any information it requires from the Company Secretary and any employee of the Company insofar as legally permissible, without the presence of any executive Director if necessary;

2.3	investigate any matters within its scope of responsibilities as set out herein and to require the full cooperation by the management of the Company (“Management”) in connection therewith;

2.4	have direct and unrestricted access to the representatives of the external auditor, internal auditor and Management;

2.5	where the ARMC determines necessary to carry out its duties, appoint independent experts, consultants or legal advisers to advise on matters being considered by the ARMC, at the Company’s expense; and

2.6	do and execute or procure to be done and executed all such acts, things and documents as may be necessary in connection with its performance of its roles and responsibilities in accordance with its Terms of Reference as set out herein.

3.	MEMBERSHIP

3.1	The ARMC shall be appointed by the Board from amongst its members and shall comprise not fewer than three (3) members.

3.2	The members of the ARMC shall elect a chairman from among their number who is not an executive director or employee of the Company or any related corporation (“Chairman”).

3.3	All the members of the ARMC shall be non-executive directors (i.e. a director who is not an employee of, and does not hold any other office of profit in, the Company or in any related corporation of the Company in conjunction with his/her office of director and his/her membership in the ARMC), all of whom, including the Chairman, shall be independent (as determined with reference to the Catalist Rules (as defined hereunder), the Code (as defined hereunder) and the Nasdaq Rules) and shall not be:

(a)	executive directors of the Company or any related corporation;

(b)	a spouse, parent, brother, sister, son or adopted son or daughter or adopted daughter of an executive director of the Company or of any related corporation; or

(c)	any person having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the functions of the ARMC.

3.4	Members shall be appropriately qualified to discharge their responsibilities. At least two (2) members, including the Chairman, shall have recent and relevant accounting or related financial management expertise or experience, as the Board interprets such qualification in its business judgement.

3.5	Every member of the ARMC shall complete a declaration as to his or her independence.

3.6	An independent member shall notify the Company Secretary immediately, of any change in circumstances that may result in him/her not being able to meet the criteria for independence. The Board may, after considering the change in circumstances, require the resignation of the member, in compliance with the provisions of the Catalist Rules, the Code of Corporate Governance (“Code”) and/or the Nasdaq Rules as may be amended, varied or supplemented from time to time.

3.7	A member who wishes to retire or resign from the ARMC shall notify the Board in writing, giving at least one (1) month notice and such notice period may be waived at the discretion of the Board.

3.8	The office of a member shall become vacant upon the member’s death, resignation, retirement, removal or disqualification as a Director of the Company.

3.9	If a member of the ARMC resigns, dies or for any other reason ceases to be a member with the result that the number of members is reduced below three (3), the Board shall, within two (2) months, and in any case not later than three (3) months, of that event, appoint such number of new members as may be required to make up the minimum number of three (3) members.

3.10	The ARMC should not comprise former partners or directors of the Company’s existing auditing firm or auditing corporation (a) within a period of two (2) years commencing on the date of their ceasing to be a partner of the auditing firm or director of the auditing corporation; and in any case, (b) for as long as they have any financial interest in the auditing firm or auditing corporation.

4.	ADMINISTRATION

4.1	Meetings

(a)	The ARMC shall meet regularly two (2) times a year during the Company’s reporting and audit cycle, and otherwise as required, and as often as necessary.

(b)	The ARMC shall at least annually meet with the external auditors and the internal auditors, in each case without the presence of Management.

(c)	The Notice and Agenda of ARMC meetings shall be circulated at least seven (7) days before the scheduled meeting. Notwithstanding the foregoing, the members of the ARMC may allow for a shorter period of notice by unanimous consent.

(d)	The Chairman shall preside at each ARMC meeting. If the Chairman is not present within 15 minutes after the time appointed for holding the meeting, the members present may choose one (1) of their number to be chairman of the meeting so long as the appointed chairman is an independent non-executive director.

(e)	The Company Secretary, or in his or her absence, a suitable representative appointed by the ARMC, shall be the secretary for all meetings of the ARMC.

(f)	Upon the request of the internal or external auditor, the Chairman shall convene a meeting of the ARMC to consider any matters the auditor believes should be brought to the attention of the Directors or shareholders of the Company.

(g)	The auditor has the right to appear and be heard at any meeting of the ARMC and shall appear before the ARMC when required to do so by the ARMC.

(h)	The ARMC shall have full discretion to invite any Director or member of the Management or external consultant(s) whom it believes can provide the information it needs for the purposes of the meeting, to attend the meeting. For the avoidance of doubt, such invitees shall not count towards the quorum.

(i)	Each member of the ARMC is expected to attend every ARMC meeting. The members of the ARMC may participate in a meeting via telephone conference or via such other similar communication equipment, which allows all persons participating in the meeting to hear each other without a member being in the physical presence of the other members. Participation in a meeting pursuant to this provision shall be taken into account in ascertaining the presence of a quorum at that meeting. The secretary shall minute the proceedings and resolutions of all ARMC meetings, and the minutes of a ARMC meeting signed by the chairman of the meeting shall be conclusive of any meeting conducted as aforesaid.

(j)	Minutes of all ARMC meetings shall be kept in the Minute Books of the Company.

4.2	Quorum

Unless otherwise determined, the quorum for a meeting of the ARMC shall be at least half of the members, with the majority of the quorum being independent directors.

4.3	Voting

A resolution shall be considered passed if there is:

(a)	a majority of votes passed in favour of that resolution during a meeting of the ARMC; or

(b)	the agreement in writing by a majority of members entitled to participate in the decision.

In the event of an equality of votes, the Chairman shall have a second or casting vote. Notwithstanding the foregoing, no decision should be made if it is not supported by at least two (2) non-executive Directors on the ARMC.

No member of the ARMC shall vote, make any recommendations and/or participate in any deliberations in respect of any matter or proposal whatsoever in which he or she has any interest, directly or indirectly. Where any member of the ARMC faces a conflict of interest (whether actual or potential) in respect of any matter or proposal tabled at an ARMC meeting, he or she should disclose this and recuse himself or herself from that portion of the meeting and the deliberations involving the said matter or proposal. A member shall not be counted towards the quorum at a meeting in respect of any resolution on which he or she is recused or debarred from voting.

5.	DUTIES

5.1	The duties of the ARMC shall be as follows:

(a)	To assist the Board of Directors in discharging its statutory and fiduciary responsibilities in relation to financial reporting, audit, risk management, internal controls, compliance and governance matters, and to act independently of Management in exercising objective judgement on matters within its scope of authority.

(b)	To review significant financial reporting issues, accounting judgements, estimates and assumptions so as to ensure the integrity of the Group’s financial statements and any formal announcements relating to the Group’s financial performance.

(c)	To review the periodic consolidated financial statements and any formal announcements relating to the Group’s financial performance before submission to the Board for approval, with particular focus on:

(i)	changes in accounting policies and practices;

(ii)	major risk areas and significant matters of judgement;

(iii)	significant adjustments arising from the audit

(iv)	the appropriateness of the going concern assumption; and

(v)	compliance with applicable accounting standards, SGX-ST Catalist Rules and other statutory and regulatory requirements.

(d)	To review the assurances provided by the Executive Chairman and Chief Executive Officer and the Chief Financial Officer (or equivalent) that proper accounting records have been maintained and that the financial statements give a true and fair view of the Group’s operations and finances.

(e)	To review and assess the scope, audit plan, results and cost effectiveness of the external audit, and to evaluate the independence, objectivity and performance of the external auditors, having regard to the nature and extent of audit and non-audit services provided.

(f)	To review and discuss with the external auditors key audit matters, audit findings, management letters and Management’s responses, and any matters which the external auditors may wish to raise, including discussions in the absence of Management where necessary.

(g)	To recommend to the Board the appointment, re-appointment or removal of the external auditors, and to approve their remuneration and terms of engagement.

(h)	To review with the external auditors any suspected fraud, irregularity or infringement of laws or regulations which has, or may have, a material impact on the Group’s financial position or operating results, together with Management’s response and remedial actions.

(i)	To review the scope, results and effectiveness of the internal audit function, and to review at least annually the adequacy, independence and effectiveness of the internal audit function, whether performed in-house or outsourced.

(j)	To review and approve the internal audit plan, ensuring that it is risk-based and aligned with the Group’s key risk areas, and to monitor Management’s implementation of internal audit recommendations.

(k)	To approve the appointment, removal, evaluation and remuneration of the head of the internal audit function or the outsourced internal audit service provider, and to ensure that the internal audit function:

(i)	has unfettered access to all Group documents, records, properties and personnel;

(ii)	has appropriate standing within the Group; and

(iii)	has direct and unrestricted access to the Chairman of the Board and the Chairman of the ARMC.

(l)	To review the Group’s key financial, operational, compliance and information technology risk areas, the risk management structure, and the processes established by Management to identify, assess, manage and monitor such risks.

(m)	To review at least annually the adequacy and effectiveness of the Group’s risk management and internal control systems, including financial, operational, compliance and information technology controls.

(n)	To review and concur with the statements to be included in the annual report concerning the adequacy and effectiveness of the Group’s risk management and internal control systems in accordance with the SGX-ST Catalist Rules and other statutory and regulatory requirements.

(o)	To review and approve any interested person transactions above S$100,000 and to monitor the procedures established to regulate interested person transactions, including ensuring compliance with the Group’s internal control system and the relevant provisions of the Catalist Rules, as well as to review and oversee conflicts of interest to ensure that appropriate measures to mitigate such conflicts have been put in place, in accordance with the guidelines and procedures referred to in the Company’s Offer Document.

(p)	To review the internal controls review report at least annually, to ensure that:

(a) all interested person transactions are carried out on an arm’s length basis and are not prejudicial to the interests of the Company and its minority shareholders, and in accordance with the guidelines and procedures as set out in the section entitled “Interested Person Transactions – Guidelines and Review Procedures for Ongoing and Future Interested Person Transactions” of the Company’s Offer Document; and

(b) all implementation measures proposed by the Group to address identified internal control weaknesses are adequately carried out.

(q)	To review periodically the adequacy and effectiveness of the Group’s guidelines, policies and procedures governing interested person transactions and conflicts of interest, and to ensure that appropriate mitigation measures are in place.

(r)	To review and oversee whistleblowing policies and procedures by which employees and other stakeholders may, in confidence, raise concerns about possible wrongdoing, and to ensure that appropriate arrangements are in place for independent investigation and timely follow-up actions without fear of retaliation.

(s)	To review reports on whistleblowing incidents, suspected fraud, internal control failures or infringements of laws or regulations which have, or may have, a material impact on the Group, and to satisfy itself that appropriate corrective and preventive actions have been taken.

(t)	To review the adequacy of the resources, expertise and capacity of the Group’s finance function in relation to financial reporting, budgeting and accounting.

(u)	To review and approve hedging policies (if any) and to conduct periodic reviews of foreign exchange transactions undertaken by the Group.

(v)	To review transactions falling within the scope of Chapter 10 of the Catalist Rules, where applicable, and, to the extent required under Chapter 10 of the Catalist Rules, to commission independent valuation(s) in connection with any relevant proposed acquisitions and to review transactions falling within the relevant chapters of the SGX-ST Catalist Rules, where applicable.

(w)	To undertake such reviews, investigations or projects as may be requested by the Board, with full access to Management and information, and to report to the Board on matters reviewed, findings and recommendations.

(x)	To perform such other functions and duties as may be required by law, the SGX-ST Catalist, the Nasdaq Stock Market LLC or as delegated by the Board from time to time.

Without limiting the generality of the duties set out above, the ARMC shall:

(a)	ensure that arrangements are in place for employees to raise concerns, in confidence, about possible wrongdoing in financial reporting or other matters;

(b)	commission and review the findings of internal investigations into such matters, including where there is any suspected fraud or irregularity, failure of internal controls, or infringement of any law, rule or regulation which has, or is likely to have, a material impact on the Group’s operating results and financial position; and

(c)	ensure that appropriate follow-up actions are taken in response to the findings of such investigations.

5.2	Further to clause 5.1(g) above, to make recommendations to the Board on (i) the proposals to the shareholders on the appointment and removal of external auditors and (ii) the remuneration and terms of engagement of the external auditors. Specifically, the ARMC shall, amongst others:

(a)	consider and recommend to the Board on proposals to the shareholders on the appointment or re-appointment of the external auditors and any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, the level of their remuneration and matters relating to the resignation or dismissal and terms of engagement of the external auditors, and each such registered accounting firm must report directly to the ARMC;

(b)	assess and evaluate the independence and objectivity of the external auditors, taking into consideration the requirements under the Accountants Act (Chapter 2) of Singapore, including but not limited to, the aggregate and respective fees paid for audit and non-audit services and the co-operation extended by Management to allow an effective audit, and obtaining a formal written statement delineating all relationships between the external auditor and the Company, actively engaging in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditor and for taking, or recommending that the Board take, appropriate action to oversee the independence of the external auditor;

(c)	evaluate the performance of the external auditors, taking into consideration the Audit Quality Indicators (“AQI”) Disclosure Framework published by the Accounting and Corporate Regulatory Authority of Singapore;

(d)	review with the external auditors the audit plan, their evaluation of the system of internal controls, their audit report, their management letter and the Management’s response;

(e)	discuss key audit matters with the external auditors and ascertain if there are any follow-up actions which should be taken in respect thereof, and monitor the progress of implementation of such follow-up actions;

(f)	ensure co-ordination between the external auditors and the Management, review the assistance given by the Management to the auditors, and discuss problems and concerns, if any, arising from the interim and final audits, and any matters which the auditors may wish to discuss (in the absence of the Management where necessary);

(g)	monitor and review the scope and results of external audit and its cost effectiveness and the independence and objectivity of the external auditors;

(h)	review and discuss with the external auditors any suspected fraud or irregularity, or suspected infringement of any relevant laws, rules or regulations, which has or is likely to have a material impact on the Group’s operating results or financial position, and the Management’s response;

5.3	To establish a risk management framework for the Company and the Group. Specifically, the ARMC shall, amongst others:

(a)	oversee the design, implementation and monitoring of risk management and internal control systems. This includes identifying, measuring and monitoring key and emerging risks and areas of weaknesses and recommending areas for improvement and additional risk controls and risk mitigation measures where necessary;

(b)	review and monitor the risk profile of the Company and Group on a regular basis to understand all principal risks (including financial, operational, compliance and information technology risk categories) facing the Company and the Group and consider how these are or can be managed or be mitigated;

(c)	review and monitor the Management’s responsiveness to the risk controls and risk mitigation measures implemented;

(d)	advise the Board on current and future risks which the Company and the Group is or may be exposed to, the possible implications arising from any action proposed to be taken by the Company and/or the Group in view of the Group’s risk profile and appetite, and taking independent external advice where appropriate and available; and

(e)	review findings on any material breaches of risk limits and ensure that the same is reported to the Board promptly;

5.4	To review the Group’s compliance with such functions and duties as may be required under the relevant statutes or regulatory requirements, the Catalist Rules, or the Nasdaq Rules, including such amendments made thereto from time to time. Specifically, the ARMC shall:

(a)	review the effectiveness of the system implemented by the Company to monitor compliance with laws and regulations and the results of Management’s investigations, and ensure that any instances of non-compliance are promptly handled;

(b)	establish procedures and monitor the processes for receiving, retaining, treating and addressing complaints on accounting, internal controls or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(c)	maintain open communication channels with the Management, the Company’s legal and compliance function (if any) and the Company’s legal advisers (if any);

(d)	be aware of anti-corruption laws in the various jurisdictions in which the Group operates, and ensure that processes are in place to ensure compliance with these laws;

(e)	investigate any matter within the scope of its duties, with full access to and co-operation by the Management, including the full discretion to invite any director or executive officer to attend its meetings; and

(f)	generally undertake such other functions and duties as may be required by statute, the Catalist Rules, the Code and/or Nasdaq Rules as may be amended, varied or supplemented from time to time.

6.	REPORTING PROCEDURE

6.1	The ARMC shall report regularly to the Board the outcome of its reviews and discussions with the external auditors and/or the internal audit function and its findings on any suspected fraud and irregularity, or suspected infringement of any Singapore law, rules or regulations, which has or is likely to have a material impact on the Group’s operating results or financial position, as well as identifying those matters which it considers will require action or improvement, and making recommendations as to the steps to be taken.

6.2	The ARMC shall, after each ARMC meeting, send the Board a report on its findings and recommendations.

6.3	In addition, the ARMC shall also report to the Board on how it has discharged its responsibilities and whether it was able to discharge its duties independently.

6.4	The ARMC shall also assist the Board to describe and disclose the following information in the Company’s annual report, amongst others:

(i)	names of the members of the ARMC;

(ii)	the ARMC’s key Terms of Reference;

(iii)	a summary of the ARMC’s activities for the year;

(iv)	the number of meetings held in the year, as well as the attendance of every member of the ARMC at these meetings;

(v)	the aggregate amount of fees paid to the external auditor for that financial year and a breakdown of fees paid in total for audit and non-audit services respectively;

(vi)	existence of a whistleblowing policy and procedures;

(vii)	where material weaknesses have been identified by the Board or the ARMC, disclosure of these material weaknesses as well as the steps which have been taken to address them;

(viii)	information needed by stakeholders to make an informed assessment of the Company’s risk management and internal control systems;

(ix)	a description of the principal risks (including financial, operational, compliance and information technology risk categories) facing the Company and the Group and how they are being managed or mitigated;

(x)	an explanation of the Company’s approach towards identifying, measuring and monitoring its key and emerging risks, and an elaboration of its approach towards the governance and management of these risks; and

(xi)	an explanation of how the prospects of the Company and the Group were assessed, over what period the assessment covers, and why it is appropriate to use that period of assessment.

7.	GENERAL

7.1	The Company must provide for appropriate funding, as determined by the ARMC, for payment of (i) compensation to the independent auditors and any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors employed by the ARMC; and (iii) ordinary administrative expenses of the ARMC that are necessary or appropriate in carrying out its duties.

7.2	The Board will ensure that the ARMC has access to professional advice inside and/or outside the Company in order for it to perform its duties.

7.3	The ARMC shall keep up to date with changes to relevant laws and legislations, developments in corporate governance initiatives, and other commercial changes that may affect the Company and the industry in which it operates.

7.4	The ARMC shall review and reassess the adequacy of these Terms of Reference on an annual basis.

7.5	Amendments to these Terms of Reference shall be submitted to the ARMC for consideration and tabled at a Board meeting for approval.

Title:	MetaOptics Ltd Audit and Risk Management (ARMC) Terms of Reference
Policy No.	MOL1.0/2026
Document Type	Terms of Reference
Prepared by	ZICO-InCorp Corporate/Co Sec
Approved By	ARMC / Board
Approval Date	27 February 2026

Version	Date	Approver
		Management / Sponsor	ARMC	Board
1.0	27 Feb 2026	√	√	√